EXHIBIT 10.38

BINDING MEMORANDUM OF UNDERSTANDING

This Binding Memorandum of Understanding (“MOU”) is effective as of 28 July 2016 (“Effective Date”) and entered into by and between PharmaCyte Biotech, Inc.(“PharmaCyte”), a Nevada corporation with its principal place of business at 12510 Prosperity Drive, Suite 310, Silver Spring, Maryland 20904 USA, and Austrianova Singapore Pte Ltd (“Austrianova”), a Singapore corporation, with its principal place of business at 3 Biopolis Way #05-19, Synapase, Singapore, 138668. PharmaCyte and Austrianova are referred to in this MOU each as a “Party” and collectively as the “Parties.”

RECITALS

A.          The Parties desire to enter into a relationship pursuant to which they will, together with one or more third parties, develop, assess in clinical trials and manufacture and market various products for the treatment of cancer (“Products”) in the Field (defined below) that utilize the cytochrome P450-based Technology (defined below). Except as otherwise provided in this MOU, defined terms in the Third Addendum (defined below) and the Clarification Agreement (defined below) shall have the same meaning in this MOU;

B.           The Parties desire to have the relationship described in this MOU apply only in the “Territories” (defined below);

C.           Austrianova has offered to actively work to seek an investment partner or partners (“Investment Partner”) who will finance clinical trials and further develop Products in the Field, including the cost of Product manufacturing and marketing approval from the country or countries in which each Product is approved in exchange for an agreed upon percentage of Product Revenue (defined below). For their contribution to the relationship, the Parties desire each Party to receive an equal share of any Product Revenue; and

D.           It is the intent of the Parties that a separate binding written agreement (“Agreement”) will be negotiated in good faith with regard to each Party’s obligations and responsibilities to implement the intent of this MOU.

E.            The Parties are signatories to a Manufacturing Framework Agreement entered into as of the 20th day of March 2014, pursuant to which the production of Phase 2 clinical trial material utilizing the P450 Technology will be supplied by Austrianova to PharmaCyte for a Phase 2 clinical trial to be conducted by PharmaCyte and which will take place in the United States with study sites in Europe. The Parties recognize the need to negotiate a new Manufacturing Framework Agreement pursuant to which the production of Phase 3 clinical trial material utilizing the P450 Technology will be supplied by Austrianova to PharmaCyte for PharmaCyte to conduct a Phase 3 clinical trial in the United States with study sites in Europe.

1

AGREEMENT

1.          Defined Terms. The Agreement shall include, among others, the following defined terms:

(a)          “Affiliate” shall mean, with respect to the Parties, any corporation or other business entity controlling, controlled by or under common control with that party. The term “controlling,” with correlative meanings for the terms “controlled by” and “under common control with” as used in this definition means either: (i) possession of the direct or the indirect ownership of more than fifty percent (50%) of the voting or income interest of the applicable corporation or other business entity; or (ii) the ability, by contract or otherwise, to control the management of the applicable corporation or other business entity.

(b)          “Active Pharmaceutical Ingredient” shall mean the genetically modified HEK293 cells overexpressing the cytochrome P450 2B1 gene that have been produced according to cGMP standards.

(c)          “Associated Technology” shall mean technologies owned by SG Austria or an Affiliate of Austrianova and marketed by Austrianova under the Cell-in-a-Box® registered trademark which enables encapsulation of live eukaryotic cells placed in a polymer where one constituent of the encapsulation material is cellulose sulphate or a derivative thereof and shall include any derivative or further development of these technologies.

(d)          “Cell-in-a-Box® Trademark and its Associated Technology” refers to United States registered trademark No. 85307295 that is owned by SG Austria and the Associated Technology.

(e)          “Confidential Information” shall mean any and all technical or commercial information that is provided by one Party or its Affiliate to the other Party or its Affiliate after the Effective Date that is of a confidential nature or is received in circumstances in which the receiving Party knows or should know that the information is confidential, including, without limitation, data, know-how, formulae, processes, designs, photographs, drawings, specifications, software programs and samples of any other material bearing or incorporating information relating to the business of either Party, whether or not such information is marked as “Confidential.”

(f)           “Field” shall mean the use of the P450 Technology specifically designed for the treatment of cancer.

2

(g)          “P450 Technology” shall mean the Active Pharmaceutical Ingredient encapsulated using the Cell-in-a-Box® Trademark and its Associated Technology.

(h)          “Product Revenue” shall mean any net revenue generated from the sale of any Products in the Field and within the Territories (defined below). In calculating “Product Revenue,” any royalty or other fees PharmaCyte is currently contractually obligated to pay Bavarian Nordic A/S and GSF – Forschungszentrum für Umwelt u. Gesundheit GmbH (“Bavarian Nordic/GSF”) under PharmaCyte’s License Agreement with Bavarian Nordic/GSF, as amended, will be taken into account in calculating Product Revenue.

(i)           “Territories” shall mean countries in which there is no patent protection arising from granted or pending patents, or extensions thereof, based on the family of patents originating from the applications WO 1997001357 A1 and WO 1997035994 A3 filed by Bavarian Nordic/GSF.

2.          Grant of License by PharmaCyte; Active Pharmaceutical Ingredient. PharmaCyte will grant an exclusive royalty-free sub-license to the parties to the Third Party Agreement (defined below) under the license PharmaCyte obtained from Bavarian Nordic/GSF or otherwise to use and commercialize the Active Pharmaceutical Ingredient to carry out the provisions of the Third Party Agreement. PharmaCyte will also provide the Active Pharmaceutical Ingredient free of charge in the form of vials of a Working Cell Bank to the extent necessary to produce a Product in the Field. The grant of this royalty-free sub-license and the free use of the Active Pharmaceutical Ingredient by PharmaCyte shall in no way conflict with the licensed rights of PharmaCyte to use the “Associated Technology” and the “Cell-in-a-Box® Trademark and its Associated Technology” for use in the Field, as set forth the Third Addendum to Asset Purchase Agreement between SG Austria and PharmaCyte effective as of June 25, 2013 (“Third Addendum”), as amended by the Clarification Agreement to Third Addendum to Asset Purchase Agreement between SG Austria and PharmaCyte effective as of June 25, 2013 (“Clarification Agreement”). Nor shall a sublicense fee or any other fee or royalty be charged by SG Austria for the grant of such a sub-license or the sale of any Product in the Territories under the Third Addendum and the Clarification Agreement.

3.          Grant of License by Austrianova. Austrianova shall grant the parties to the Third Party Agreement (defined below) an exclusive royalty-free license to use the Cell-in-a-Box® Trademark and its Associated Technology for Products in the Field sold within the Territories.

4.          Joint Venture/Framework/Revenue Sharing/Cooperation Agreement. The Parties and the Investment Partner or Partners shall enter into a Joint Venture, Framework, Revenue Sharing or Cooperation Agreement (“Third Party Agreement”) to carry out the purposes of this MOU with respect to the sale of Products in the Field within the Territories, with terms and conditions that are reasonable and customary in an agreement of this kind. For their respective contributions to the Third Party Agreement, the Parties will work with each Investment Partner with the goal that the Parties and the Investment Partner will each receive 33.3% of any Product Revenue; provided, however, any other Product Revenue sharing percentage agreed to by the Parties in order to consummate a transaction with an Investment Partner will be acceptable.

3

5.          Efforts to Secure Partner. Austrianova will actively seek an Investment Partner who will become a party to the Third Party Agreement and who will finance clinical trials and further develop of Products in the Field for sale within the Territories, as determined by the Parties, including the cost of Product manufacturing and marketing approval from the country or countries in which each Product is approved.

6.          Clinical Trials and Disclosure of Results of Clinical Trials. Except as otherwise required by law, the commencement of any clinical trial or any public disclosure thereof pursuant to the Agreement shall not take place without the prior written consent of Austrianova and PharmaCyte. Except as otherwise required by law, the results of any clinical trial shall not be made public or reported to any regulatory agency without the prior written consent of Austrianova and PharmaCyte.

7.          Manufacture Set-Up Fee for Phase 1 and Phase 2 Clinical Trials. The manufacture set-up fee for Phase 1 and Phase 2 clinical trials, if any, shall be the responsibility of Austrianova to the extent it is not paid for by the Investment Partner.

8.          New Manufacturing Framework Agreement for Phase 3 Material. During the third quarter of 2016 the Parties agree to commence negotiating in good faith a new Manufacturing Framework Agreement pursuant to which Austrianova will provide PharmaCyte with Phase 3 clinical material utilizing the P450 Technology to conduct a Phase 3 clinical trial in the United States with study sites in Europe.

9.          Joint Development Committee. The Parties and the Investment Partner will establish a Joint Development Committee (“JDC”) that will oversee the strategy for and coordinate and implement: (i) conducting any clinical trials of the Product needed to obtain regulatory approvals of the Product in the Field in the Territory; (ii) filing applications for and maintaining such regulatory approvals in the Territory; and (iii) conducting any clinical trials of the Product in the Field needed to maintain regulatory approval in the Territory as well as any other clinical trials of the Product in the Field (including investigator initiated trials) conducted for a purpose other than to maintain regulatory approvals in the Territory.  Additional details about the composition of the JDC, frequency of meetings and scope of responsibility will be described in the Third Party Agreement.

10.          Conditions to the MOU. The consummation of the transactions contemplated by this MOU shall be subject to satisfaction of various customary conditions, including, without limitation, the following by each of the Parties:

4

(a)          approve this MOU by the Board of Directors or other authorized management of the Parties;

(b)          maintain their respective business operations in the ordinary course and prevent any material adverse change in the physical or operational condition of their business operations subsequent to the execution of this MOU; and

(c)          secure any required governmental or third-party approvals, waivers or consents to consummate the transactions contemplated by this MOU.

11.          Miscellaneous.

(a)          Conduct and Legal Compliance. The Parties shall comply with all United States and other country laws and regulations applicable to the performance of their obligations under this MOU and the Agreement, including, but not limited to, the provisions of the United States Foreign Corrupt Practices Act. Neither Party shall pay, promise to pay or authorize the payment of money or anything of value, directly or indirectly, to any person (whether a governmental official or a private individual) for the purpose of illegally or improperly inducing or attempting to induce any foreign official or political party or official thereof to make a buying decision or illegally or improperly assist either Party in obtaining or retaining business, or to take any other action favorable to the Parties in connection with any proposed transaction between the Parties or a third party.

(b)          Choice of Laws. This MOU shall be construed according to the laws of England.

(c)          Mediation. In the event of any dispute arising between the Parties arising out of or related to the MOU (“Dispute”), the Parties shall use their best endeavours to settle amicably such Dispute by consultation and negotiation. In the event the Parties are not able to resolve any Dispute, the Parties shall first to try in good faith to settle the Dispute by mediation, the cost of which shall be assumed equally by both Parties. Either Party may initiate the mediation by providing a written request to the other Party.

(d)          Arbitration. Any Dispute which cannot be resolved by consultation, negotiation and mediation between the Parties shall, within ninety (90) days of commencement of the discussions under Section 10. (c), be referred to and finally resolved by arbitration in London, England in accordance with the Arbitration Rules of the London International Arbitration Centre for which rules are deemed to be incorporated by reference to this Section 10 (d). The language of the arbitration shall be English. Any award made under this Section 10. (d) shall be final and binding upon the Parties. Judgment on such award may be entered by any court or tribunal having jurisdiction thereof.

(e)          Binding Agreement; Modification. This MOU constitutes a binding agreement between the Parties, subject to further negotiations of the final terms and conditions that will be incorporated into the Agreement. The Parties agree to negotiate in good faith to carry out the purpose and intent of this MOU. No amendment or modification or waiver of any provisions of this MOU shall be effective unless made in writing and signed by a duly authorized officer of each Party.

5

(f)          Successors and Assigns. This MOU shall be binding upon the successors and assigns of the Parties. Austrianova shall undertake to impose the obligations under this MOU upon its legal successors and assigns. PharmaCyte shall undertake to impose the obligations under this MOU upon its legal successors or assigns. Except as otherwise expressly provided for in this MOU, neither Party shall be entitled to assign this MOU or any rights hereunder to any third party without the prior written consent of the other Party, except that a Party may assign this MOU to its successor in interest pursuant to a merger, acquisition or sale of all or substantially all of its assets.

(g)          Force Majeure. Both Parties shall be excused from the performance of their obligations under this MOU to the extent that such performance is prevented by force majeure and the non-performing Party promptly provides notice of the force majeure event to the other Party. If the force majeure in question continues for a period in excess of three (3) months, the Parties shall enter into bona fide discussion with a view to agreeing upon such alternative arrangements as may be fair and reasonable. If the Parties cannot agree such alternative arrangement, then either Party shall be entitled to terminate this MOU by thirty (30) days’ “Notice” to the other Party prior to the effective date of the termination.

(h)          Notice. No notice or other communication from one Party to the other (“Notice”) shall have any validity unless made in writing by or on behalf of the Party concerned. Any Notice that is to be given by either Party to the other may be given by letter, facsimile transmission or electronic mail. Such letters shall be delivered by hand or sent prepaid by certified mail, addressed to the other Party at the address given above as the registered address of each Party, with receipted recorded delivery. Notice shall be considered received upon receipt of any such letter, facsimile transmission or electronic mail.

(i)          Press Releases and Media Statements. No press or media statement may be released by either Party to this MOU with regard to the existence of this MOU or the subject of this MOU without the express prior consent of the other Party as to content and as to the nature and extent of the press or media statement.

(j)          No Drafting Inference. This MOU has been prepared jointly and shall not be strictly construed against either Party. Ambiguities, if any, in this MOU shall not be construed against any Party regardless of which Party may be deemed to have authored the ambiguous provision.

(k)          Invalidity of Certain Provisions. If any one or more of the provisions of this MOU are held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provisions shall be considered severed from this MOU and shall not serve to invalidate any remaining provisions of the MOU. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable provision such that the objectives contemplated by the Parties when entering this MOU may be realized.

6

(l)          Enforcement or Waiver. Any delay in enforcing a Party’s right under this MOU or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s right to the future enforcement of its rights under the MOU, except only as to an express written and signed waiver as to a particular matter for particular period of time.

(m)          No Authority to Bind a Party. Nothing in this MOU shall be construed to give either Party the power or authority to act for, bind or commit the other Party in any way. Nothing in this MOU shall be construed to create a partnership between the Parties, principle-agent relationship or any other form of relationship between the Parties expects as specifically set forth in the Agreement.

(n)          Confidentiality of MOU. The Parties agree that, without the prior written consent of the other Party, which may be withheld in such Party’s sole discretion, neither Party shall disclose any provision of this MOU, or its existence, to any third party (subject to the other terms set forth herein).

(o)          Fees and Costs of MOU and Agreement. Each Party shall pay its own attorney's fees, costs and expenses incurred in connection with this MOU and the Agreement.

(p)          Section Headings. Section headings are used in this MOU for convenience only and are not to be considered in construing or interpreting this MOU.

(q)          Counterpart Signatures. The Third Addendum may be executed in two counterparts, each of which shall be an original and all of which shall constitute together the same document.

IN WITNESS WHEREOF, the Parties have executed this MOU as of the Effective Date.

/s/ Dr. Brian Salmons Dr. Brian Salmons Chief Executive Officer SG Austria Pte Ltd	/s/ Dr. Kenneth L. Waggoner Dr. Kenneth L. Waggoner Chief Executive Officer PharmaCyte Biotech, Inc.

7